UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 22, 2021
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FMC CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	1-2376		94-0479804
(State or other jurisdiction of incorporation)	(Commission File Number)		(I.R.S. Employer Identification No.)

2929 Walnut Street	Philadelphia	Pennsylvania	19104
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code: 215-299-6000
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Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.10 per share	FMC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act.

☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Term Loan Agreement
On November 22, 2021, FMC Corporation (the “Company”) entered into a Term Loan Agreement among the Company, as Borrower, the lenders party thereto (the “Lenders”), Bank of America, N.A., BNP Paribas, CoBank, ACB, Sumitomo Mitsui Banking Corporation, TD Bank, N.A., Truist Bank, and U.S. Bank National Association, as co-syndication agents, and Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) (the “Term Loan Agreement”).
The Term Loan Agreement provides for a $1.0 billion senior unsecured term loan facility (the “Term Loan Facility”). The Term Loan Facility is a senior unsecured obligation that ranks equally with the Company’s other senior unsecured obligations. The proceeds of the term loan made pursuant to the Term Loan Facility will be used to pay off certain existing debt and for general corporate purposes.
The commitments of the Lenders in respect of the Term Loan Facility and the extension of credit thereunder are conditioned upon satisfaction (or waiver) of certain conditions precedent, including, among other things, that (i) the Administrative Agent and Lenders have received payment of all accrued fees and expenses under the Term Loan Agreement, (ii) the representations and warranties in Article V of the Term Loan Agreement are correct in all material respects, before and after giving effect to making of the term loan pursuant to the Term Loan Facility and the application of the proceeds therefrom and (iii) no event has occurred and is continuing, or would result from such borrowing or the application of proceeds therefrom, which constitutes a Default (as defined in the Term Loan Agreement).
The Term Loan Facility provides that the Company will repay to the Administrative Agent for the account of each Lender the outstanding loans made to the Company, on the maturity date, which is the third anniversary of the closing date of the Term Loan Facility, 100% of principal amount of the loans outstanding on such maturity date. Voluntary prepayments under the Term Loan Facility are permitted at any time without payment of any prepayment fee, upon proper notice and subject to minimum dollar amounts.
The loan under the Term Loan Agreement will bear interest at a floating rate, which will be a base rate or a Eurocurrency rate equal to the London interbank offered rate for the relevant interest period, plus in each case an applicable margin, as determined in accordance with the provisions of the Term Loan Agreement. The base rate will be the highest of: the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as its “base rate”; the federal funds rate plus 1/2 of 1%; and the Eurocurrency rate for a one-month period plus 1%. The applicable margin is subject to adjustment as provided in the Term Loan Agreement.
The Term Loan Agreement contains financial and other covenants, including a maximum leverage ratio and minimum interest coverage ratio, and includes limitations on, among other things, liens, fundamental changes, changes in the nature of the Company’s business and compliance with certain anti-corruption laws, anti-money laundering laws and regulations or executive orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control or other similar economic sanctions administered or enforced by the European Union, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council. The Term Loan Agreement also contains certain representations, warranties and events of default, in each case as set forth in the Term Loan Agreement.
The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Some of the Lenders and their affiliates have various relationships with the Company involving the provision of financial services, including cash management, investment banking and trust and leasing services. In addition, the Company has entered into interest rate, foreign exchange and energy derivative arrangements with some of the Lenders and their affiliates.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OF A REGISTRANT
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit Number	Description
10.1	Term Loan Agreement, dated as of November 22, 2021, among FMC Corporation, the lenders party thereto, and Citibank, N.A., as Administrative Agent for such lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION (Registrant)

By:	/S/ BRIAN J. BLAIR
Brian J. Blair Vice President and Treasurer
Date: November 23, 2021